EXHIBIT 12.1

                              PATHMARK STORES, INC.
                    STATEMENTS REGARDING COMPUTATION OF RATIO
                          OF EARNINGS TO FIXED CHARGES
                                 (in thousands)

                                                                 Fiscal Years
                                      -----------------------------------------------------------------
                                         1998          1997          1996          1995        1994
                                         ----          ----          ----          ----        ----
Earnings (loss) from continuing
  operations before taxes........     $  (26,920)   $  (44,891)   $  (34,369)   $   38,661   $   28,196
                                      ----------    ----------    ----------    ----------   ----------

Fixed charges:
    Interest expense.............        160,794       164,168       161,469       164,749      158,503
    Interest portion of rental
      expense(1).................         12,469        12,088        10,930        10,533       12,263
                                      ----------    ----------    ----------    ----------   ----------

         Total fixed charges.....        173,263       176,256       172,399       175,282      170,766
                                      ----------    ----------    ----------    ----------   ----------

Adjusted earnings before
  fixed charges..................     $  146,343    $  131,365    $  138,030    $  213,943   $  198,962
                                      ==========    ==========    ==========    ==========   ==========

Ratio of earnings to fixed
  charges........................             --            --            --         1.22x        1.17x
                                      ==========    ==========    ==========    ==========   ==========

Deficiency in earnings available
  to cover fixed charges.........     $   26,920    $   44,891    $   34,369    $       --   $       --
                                      ==========    ==========    ==========    ==========   ==========

----------
(1) Represents the portion of rentals deemed representative of the interest included therein.